Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (March 4, 2022)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and year ended December 31, 2021 and 2020, based on U.S. generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Gross premiums written	$16,514,000	$14,976,000	$74,246,000	$68,782,000
Net premiums written	$13,988,000	$13,218,000	$64,179,000	$61,406,000

Net premiums earned	$15,866,000	$15,394,000	$61,423,000	$60,810,000
Net investment income	860,000	824,000	3,383,000	3,633,000
Net investment gains	133,000	635,000	885,000	1,623,000
Other income	125,000	133,000	519,000	583,000
Total Revenues	16,984,000	16,986,000	66,210,000	66,649,000
Policyholder benefits and settlement expenses	8,487,000	13,308,000	41,272,000	53,930,000
Amortization of deferred policy acquisition costs	834,000	799,000	3,490,000	3,548,000
Commissions	2,168,000	1,928,000	8,069,000	7,543,000
General and administrative expenses	2,808,000	3,099,000	9,661,000	9,298,000
Taxes, licenses and fees	646,000	565,000	2,442,000	2,484,000
Interest expense	130,000	204,000	592,000	864,000
Total Benefits, Losses and Expenses	$15,073,000	$19,903,000	$65,526,000	$77,667,000
Income (Loss) Before Income Taxes	1,911,000	(2,917,000)	684,000	(11,018,000)
Income tax expense (benefit)	368,000	(662,000)	102,000	(2,399,000)
Net Income (Loss)	1,543,000	(2,255,000)	582,000	(8,619,000)
Income (Loss) Per Common Share	$0.61	$(0.90)	$0.23	$(3.41)
Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$1,543,000	$(2,255,000)	$582,000	$(8,619,000)
Income tax expense (benefit)	368,000	(662,000)	102,000	(2,399,000)
Investment gains, net	(133,000)	(635,000)	(885,000)	(1,623,000)
Pretax Income (Loss) From Operations	$1,778,000	$(3,552,000)	$(201,000)	$(12,641,000)
Management Commentary on Results of Operations

Summary:
For the year ended December 31, 2021, the Company had net income of $582,000, $0.23 income per share, compared to a net loss of $8,619,000, $3.41 loss per share, for the year ended December 31, 2020; a year over year improvement of $9,201,000. Pretax loss from operations for 2021 totaled $201,000 compared to a pretax loss from operations of $12,641,000 in 2020. Results for 2021 were positively impacted by a $12,658,000 decrease in claims and was the primary reason for the $12,440,000 improvement in pretax loss from operations in 2021, compared to the same period in 2020. While the P&C segment incurred losses from one hurricane during 2021, the P&C segment was impacted by multiple tornado events during the second quarter of 2020 coupled with four hurricanes during 2020. The decreased frequency of storm activity in 2021 was the primary reason for the improvement compared to last year.

For the year ended December 31, 2021, the Company had investment gains of $885,000 compared to investment gains of $1,623,000 for the same period in 2020; a decrease of $738,000. The primary reason for the decrease in 2021 investment gains, compared to 2020 investment gains, was a $1,250,000 decline in realized gains on fixed maturity investments. In addition, our investment in company owned life insurance (COLI) decreased $272,000, in 2021 compared to 2020. Partially offsetting the decreases in realized investment gains on fixed maturities and COLI was a realized gain on equity securities totaling $1,237,000 in 2021, compared to a realized gain on equity securities totaling $426,000 in 2020; an increase of $811,000.

For the year ended December 31, 2021, the Company incurred claims, net of reinsurance, totaling $41,272,000 compared to $53,930,000 for the same period last year. The P&C segment was the primary source of this decrease with claims down $12,740,000 in 2021, compared to 2020. The primary component of this decrease was claims reported from weather related events which declined $14,023,000 for the year ended December 31, 2021, compared to the same period in 2020. During 2021, the P&C segment was impacted by Hurricane Ida which lead to reported losses totaling $4,000,000, net of reinsurance. In comparison, the P&C segment was impacted by Hurricanes Laura, Sally, Delta and Zeta, in 2020, with reported losses totaling $10,476,000, net of reinsurance. Partially offsetting the decreases in weather related claims was an increase of $1,648,000 in reported fire losses in 2021 compared to the same period last year.

The Company ended 2021 with an increase in general and administrative expenses of $363,000 compared to the same period last year. The primary reasons for this increase were costs associated with re-underwriting our P&C business, with a primary focus on property valuations, and an increase in litigation reserves. As of December 31, 2021, the primary phase of our re-underwriting project was substantially complete. The additional cost from this project began to decline in the third quarter of 2021 and contributed to improvement in our attritional/non-cat loss ratio. The improvement in premium revenue gains from the re-underwriting and rate adjustment efforts are reflected in gross and net premiums written and will lead to further increases in earned premium into mid-2022.

Three-month period ended December 31, 2021 compared to three-month period ended December 31, 2020

Premium Revenue:
For the three months ended December 31, 2021, net premiums earned were up $472,000 at $15,866,000 compared to $15,394,000 during the same period last year. The increase in net premium earned was due to a 3.8% increase in net premium earned in the P&C segment. The increase in P&C segment net earned premium was primarily attributable to a 12.6% increase in gross earned premium in our dwelling fire program. The increase in P&C net earned premium was partially offset by a 43.9% increase in reinsurance premium ceded due to an increase in reinsurance costs related to our 2021 catastrophe reinsurance contract renewal.

We implemented multiple rate increases to help offset the 29.4% reinsurance rate increase incurred with the 2021 renewal of our catastrophe reinsurance placement. We focused on implementing rate increases in the states and programs most impacted by the increase in catastrophe reinsurance cost, primarily states with costal/hurricane exposure. With the rising costs of reinsurance that took effect on January 1, 2021, we worked diligently to incorporate the increases into our rate filings as quickly as possible in 2021. We completed and implemented all of the current year rate filings for most of our states and programs as of December 31, 2021 with increases taking effect at each annual policy renewal over the subsequent twelve months of renewals in each program. The average increase across all P&C states and programs was approximately 10.5%.

In addition to the rate increases, a re-underwriting project in our P&C subsidiary began during the fourth quarter of 2020 for policy renewals beginning in January 2021. In order to mitigate the impact of an increase in average claim cost due to inflation associated with increasing cost of home repairs and construction materials, we undertook re-underwriting our book of P&C business. We placed particular focus on adequacy of property valuations to better reflect an increase in our average claim cost due to increases in building material and labor cost. Through this process of re-underwriting, we worked through substantially all of our annual policy renewals by December 31, 2021. The renewal rate on policies renewing in 2021 was approximately 91%, which is in line with our five year average renewal rate. While our policy risk count as of December 31, 2021 was down approximately 11.2%

compared to December 31, 2020, P&C segment gross written premium was up 11.9% for the three months ended December 31, 2021, compared to the same period last year, reflecting a higher average premium per policy.

Investment Gains:
Investment gains, for the three months ended December 31, 2021, were $133,000 compared to investment gains of $635,000 for the same period prior year. Investment gains for fourth quarter of 2020 were elevated primarily due to the sale of fixed maturity investments necessary to increase liquidity required to pay hurricane claims coupled with a more significant increase in cash surrender value of company owned life insurance compared to the fourth quarter of 2021.

Net Income (Loss):
For the three months ended December 31, 2021, the Company had net income of $1,543,000, $0.61 income per share, compared to a net loss of $2,255,000, $0.90 loss per share, for the same period last year. The primary reason for the $3,798,000 improvement in fourth quarter 2021 net income, compared to the fourth quarter 2020 net loss, was a decrease in property and casualty insured losses. The $5,925,000 reduction in weather related claims in the P&C segment during the fourth quarter of 2021, compared to the fourth quarter of 2020, was the primary reason for the decline in claims.

Pretax Income (Loss) from Operations:
For the three months ended December 31, 2021, our pretax income from operations was $1,778,000 compared to a pretax loss from operations of $3,552,000 for the three months ended December 31, 2020; an improvement of $5,330,000. As discussed above, a decrease in weather related claim activity in our P&C segment was the primary reason for the income from operations in the fourth quarter of 2021, compared to the net loss from operations for the same period last year.

P&C Segment Combined Ratio:
The P&C segment ended the fourth quarter of 2021 with a GAAP basis combined ratio of 89.7%. Reported catastrophe losses totaled $1,118,000 and added 7.6 percentage points to the combined ratio. In comparison, the P&C segment ended the fourth quarter of 2020 with a GAAP basis combined ratio of 125.3% with $6,886,000 in reported catastrophe losses increasing the combined ratio by 48.4 percentage points. Non-catastrophe wind and hail losses were down $157,000 for the three months ended December 31, 2021 compared to the same period in 2020. Reported non-catastrophe wind and hail losses, in the fourth quarter of 2021, totaled $1,145,000 and added 7.8 percentage points to the fourth quarter 2021 combined ratio. In comparison, non-catastrophe wind and hail losses reported in the fourth quarter of 2020 totaled $1,302,000 and added 9.1 percentage points to the fourth quarter 2020 combined ratio. Partially offsetting the decreases in reported weather related claims was an increase in reported fire losses of $1,011,000 during the fourth quarter of 2021 compared to the fourth quarter of 2020. Reported fire losses totaled $4,253,000, for the three months ended December 31, 2021, and added 28.8 percentage points to the 2021 combined ratio. In comparison, in the fourth quarter of 2020, reported fire losses totaled $3,242,000 and added 22.8 percentage points to the 2020 combined ratio.

Year ended December 31, 2021 compared to year ended December 31, 2020

Premium Revenue:
For the year ended December 31, 2021, net premiums earned were up $613,000 at $61,423,000 compared to $60,810,000 during the same period last year. The increase in premium revenue was primarily driven by an increase in net earned premium in the P&C segment of $768,000 or 1.4%. The increase in P&C segment net earned premium was primarily attributable to a 8.9% increase in gross earned premium in our dwelling fire program due to rate increases in the program over the past twelve months and additional premium generated by our re-underwriting project in which we reviewed valuations of properties insured due to increasing repair costs. The increase in P&C net earned premium was partially offset by a 36.8% increase in reinsurance premium ceded due to an increase in reinsurance costs related to our 2021 catastrophe reinsurance contract renewal. As mentioned previously, the increased frequency of weather related losses over the past five years has driven the need to increase rates in states and programs that have been most impacted by this persistent pattern of severe weather.

Investment Gains:
Investment gains for the year ended December 31, 2021 were $885,000 compared to investment gains of $1,623,000 for the same period last year. The primary reason for the decline in investment gains, in 2021 compared to 2020, was a decrease in realized gains on fixed maturity investments of $1,250,000. In addition, the value of company owned life insurance (COLI) decreased $272,000, in 2021 compared to 2020. Partially offsetting the decreases in realized investment gains on fixed maturities and COLI was an increase in realized gain on equity securities totaling $811,000, in 2021, compared to the same period 2020.

Net Income (Loss):
For the year ended December 31, 2021, the Company had net income of $582,000, $0.23 income per share, compared to a net loss of $8,619,000, $3.41 loss per share, for the same period last year. As mentioned previously, while we ended 2021 with net income, the primary reason for the improved results compared to the 2020 net loss, was a significant decrease in property and casualty insured losses. The decrease in P&C subsidiary losses was primarily driven by a decline in catastrophe losses from severe weather events.

Pretax Loss from Operations:
For the year ended December 31, 2021, our pretax loss from operations was $201,000 compared to a pretax loss from operations of $12,641,000 for the year ended December 31, 2020; a decrease in pretax loss of $12,440,000. As discussed above, a decrease in claim activity in our P&C segment was the primary reason for the improvement in our loss from operations, in 2021, compared to the same period last year. However, weather related claims remained elevated, in 2021, due to the impact of Hurricane Ida as mentioned previously.

P&C Segment Combined Ratio:
The P&C segment ended 2021 with a GAAP basis combined ratio of 102.7%. Reported catastrophe losses totaled $11,797,000 and added 20.9 percentage points to the combined ratio. In comparison, the P&C segment ended 2020 with a GAAP basis combined ratio of 126.1% with $24,196,000 in reported catastrophe losses increasing the combined ratio by 43.5 percentage points. In addition, reported non-catastrophe wind and hail losses were down $1,624,000 in 2021 compared to 2020. Reported non-catastrophe wind and hail losses totaled $6,242,000, in 2021, and added 11.1 percentage points to the 2021 combined ratio. In comparison, non-catastrophe wind and hail losses reported during 2020 totaled $7,866,000 and added 14.1 percentage points to the 2020 combined ratio. Partially offsetting the decline in reported weather related claims was an increase in reported fire losses totaling $1,648,000. Reported fire losses totaled $13,820,000, in 2021, and added 24.5 percentage points to the 2021 combined ratio. In comparison, fire losses reported during 2020 totaled $12,172,000 and added 21.9 percentage points to the 2020 combined ratio.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	December 31, 2021	December 31, 2020
	Unaudited
Invested Assets	$111,819,000	$99,150,000
Cash	$10,034,000	$19,887,000
Total Assets	$151,683,000	$150,540,000
Policy Liabilities	$84,864,000	$82,869,000
Total Debt	$13,190,000	$13,677,000
Accumulated Other Comprehensive Income	$2,021,000	$3,585,000
Shareholders' Equity	$43,802,000	$45,366,000
Book Value Per Share	$17.29	$17.93

Invested Assets:
Invested assets at December 31, 2021 were $111,819,000 compared to $99,150,000 at December 31, 2020; an increase of 12.8%. The increase in invested assets was primarily due to an increase in new investments of positive cash flow from operations and partial re-investment of December 31, 2020 available cash. This was partially offset by a decline, primarily in market value of available-for-sale fixed maturity investments, of $2,599,000. This decline in market value of fixed maturity investments was primarily driven by an increase in intermediate and long-term market interest rates during 2021.

Cash:
The Company, primarily through its insurance subsidiaries, had $10,034,000 in cash and cash equivalents at December 31, 2021, compared to $19,887,000 at December 31, 2020. Cash decreased $9,853,000 in 2021 primarily due to the purchase of fixed maturity securities in our P&C subsidiary investment portfolio.

Total Assets:
Total assets at December 31, 2021 were $151,683,000 compared to $150,540,000 at December 31, 2020. Positive cash flow from insurance operations contributed to an increase in purchases of fixed maturity securities. Due to an increase in market interest rates, fixed maturity investments classified as available-for-sale decreased in market value, partially offsetting the increase in new investments in 2021.

Policy Liabilities:
Policy related liabilities were $84,864,000 at December 31, 2021, compared to $82,869,000 at December 31, 2020; an increase of $1,995,000 or 2.4%. The primary reason for the increase in policy liabilities was a $2,941,000 increase in P&C segment unearned premium, in 2021, compared to the same period in 2020. The increase in unearned premium was primarily driven by a 8.9% increase in P&C segment gross written premium in 2021. This increase in gross written premium was primarily due to the impact of increased average policy premium as we began re-underwriting our P&C in-force policies starting with January 1, 2021 renewals, coupled with the implementation of rate increases across our core P&C product lineup.

Debt Outstanding:
For the year ended December 31, 2021, total debt was $13,190,000 compared to $13,677,000 at December 31, 2020. Debt was reduced $487,000 during 2021 primarily from the reduction in long-term debt in our holding company.

Shareholders' Equity:
Shareholders' equity as of December 31, 2021 was $43,802,000, down $1,564,000, compared to December 31, 2020 Shareholders' equity of $45,366,000. Book value per share was $17.29 at December 31, 2021, compared to $17.93 per share at December 31, 2020; a decline of 3.6% or $0.64 per share. The primary factors contributing to the decrease in both book value per share and Shareholders' equity were a decrease in accumulated other comprehensive income of $1,564,000 and shareholder dividends paid of $608,000. These decreases were offset by net income of $582,000.

The National Security Group, Inc. (NASDAQ:NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.